Exhibit 4.15

Equity Transfer Agreement

According to the general meeting of shareholders held on February 24, 2022 by Wuhan SendCloud Technology Co., Ltd. (“SendCloud Technology” or the “Company”), JI Jiasheng, Beijing Hengda Yitong Digital Network Technology Development Co., Ltd. (“Hengda Yitong”), ZHAO Jingyi, Beijing HongYu Internet Tech Company Limited (“Beijing HongYu”) and Wuhan Optical Valley Talent Venture Capital Partnership (L.P.) (“Optical Valley Venture Capital”), as the Transferors, and Shenzhen Hexun Huagu Information Technology Co., Ltd. (“Hexun Huagu”), as the Transferee, hereby reach this Agreement on February 24, 2022 with respect to the equity transfer of SendCloud Technology as follows:

1.	Equity Transfer
(1)

The shareholder JI Jiasheng is willing to transfer his 25.5000% equity (corresponding to the capital contribution of RMB261,503) in SendCloud Technology at a price of RMB16,787,142 to the Transferee Hexun Huagu;

(2)

The shareholder Hengda Yitong is willing to transfer its 14.6270% equity (corresponding to the capital contribution of RMB150,000) in SendCloud Technology at a price of RMB9,629,236 to the Transferee Hexun Huagu;

(3)

The shareholder ZHAO Jingyi is willing to transfer her 4.8757% equity (corresponding to the capital contribution of RMB50,000) in SendCloud Technology at a price of RMB3,209,767 to the Transferee Hexun Huagu;

(4)

The shareholder Beijing HongYu is willing to transfer its 4.8757% equity (corresponding to the capital contribution of RMB50,000) in SendCloud Technology at a price of RMB3,209,767 to the Transferee Hexun Huagu; and

(5)

The shareholder Optical Valley Venture Capital is willing to transfer its 2.4866% equity (corresponding to the capital contribution of RMB25,500) in SendCloud Technology at a price of RMB1,636,977 to the Transferee Hexun Huagu.

2.

The Transferee Hexun Huagu is willing to accept the total equity of 52.3650% (corresponding to the capital contribution of RMB537,003) in SendCloud Technology from the Transferors JI Jiasheng, Hengda Yitong, ZHAO Jingyi, Beijing HongYu and Optical Valley Venture Capital, and agree to purchase such equity at the above price.

3.

The equity hereunder was duly transferred on February 24, 2022. As of the transfer date, each Transferor shall no longer enjoy the rights of a shareholder nor assume the obligations as a shareholder of SendCloud Technology, while the Transferee shall have the rights and obligations as a shareholder of SendCloud Technology to the extent of its capital contribution.

4.

This Agreement is made in ten original copies, of which one shall be held by each Transferor, two held by the Transferee, and one filed with the Company, the registration authority and the tax authority respectively.

5.

This Agreement shall come into force after being signed and stamped by the Parties. No modifications or supplements hereto shall take effect unless they are made in writing and executed by the Parties. Any modifications and supplements to this Agreement shall be regarded as an integral part of this Agreement. The laws and regulations or written agreements separately executed by the Parties shall prevail in case of any conflict with this Agreement.

6.

This Agreement shall be governed by and construed in accordance with the laws of China. Any dispute in connection with the validity, performance, breach and termination, among others of this Agreement shall be settled by the Parties through friendly negotiation. If the negotiation fails, any Party may submit the dispute to Shenzhen Court of International Arbitration for arbitration in accordance with its arbitration rules then in force. The arbitration award shall be final and binding upon both Parties.

[No Text Below, Signature Page to the Equity Transfer Agreement Follows]

Transferor:
JI Jiasheng
By:	/s/ JI Jiasheng

Beijing Hengda Yitong Digital Network Technology Development Co., Ltd.
Company seal:	/s/ Hengda Yitong

ZHAO Jingyi
By:	/s/ ZHAO Jingyi

Beijing HongYu Internet Tech Company Limited
Company seal:	/s/ Beijing HongYu

Wuhan Optical Valley Talent Venture Capital Partnership (L.P.)
Company seal:	/s/ Optical Valley Venture Capital

Transferee:
Shenzhen Hexun Huagu Information Technology Co., Ltd.
Company seal:	/s/ Hexun Huagu

The Company:
Wuhan SendCloud Technology Co., Ltd.
Company seal:	/s/ SendCloud Technology